EXHIBIT 9.2

SHARING SERVICES, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the sale purchase transaction (the "Transaction") between Sharing Services, Inc. (the “Company”, “we”, “us”, “our”) and Total Travel Media, Inc.  (“TTM”).

Sharing Services, Inc.

Pro Forma

Balance Sheet - Unaudited

May 22, 2017

	Sharing Services, Inc.	Total Travel Media, Inc.	Proforma	Proforma
	April 30, 2017	May 22, 2017	Adjustments	AS Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$2,070	$-	$-	$2,070
Prepaid expenses	1,125	-	-	1,125
Total Current Assets	3,195	-	-	3,195
Fixed Assets, net	3,862	-	-	3,862
TOTAL ASSETS	7,057	-	-	7,057

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$6,042	$-	$-	$6,042
Promissory notes and accrued interest	26,768	-	-	26,768
Due to related parties	4,799	849	-	5,648
Total Current Liabilities	37,609	849	-	38,458

TOTAL LIABILITIES	37,609	849	-	38,458

STOCKHOLDERS’ DEFICIT
Preferred stock: 200,000,000 shares authorized; $0.0001 par value
Series B preferred stock: 10,000,000 shares designated; $0.0001 par value; 0 pre merger and 10,000,000 post merger shares issued, respectively	-	-	1,000	1,000
Class A common stock: 500,000,000 shares authorized; $0.0001 par value; 53,360,000 pre merger and 53,360,000 post merger shares issued, respectively	5,336	-	-	5,336
Class B common stock: 10,000,000 shares authorized; $0.0001 par value; 0 pre merger and 10,000,000 post merger shares issued, respectively	-	-	1,000	1,000
Common stock: 10,000,000 shares authorized; $0.001 par value; 10,000,000 shares issued and outstanding, respectively	-	10,000	(10,000)	-
Shares subscribed	35,000	-	-	35,000
Additional paid in capital (deficiency)	32,385	(10,000)	(95,273)	(72,888)
Retained earnings (deficit)	(103,273)	(849)	103,273	(849)
Total stockholders' deficit	(30,552)	(849)	-	(31,401)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$7,057	$-	$-	$7,057

See notes to the unaudited pro forma combined financial statements

Sharing Services, Inc.

Pro Forma

Statement of Operations and Comprehensive Loss - Unaudited

	Sharing Services, Inc.	Total Travel Media, Inc.
	Year Ended	Period from May 5, 2017 (Inception) to	Proforma	Proforma
	April 30, 2017	May 22, 2017	Adjustment	As Adjusted

Revenue	$-	$-	$-	$-

Operating Expenses
General and administrative	63,860	-	(63,860)	-
Professional fees	11,600	849	(11,600)	849
Total Operating Expenses	75,460	849	(75,460)	849

Operating Loss	(75,460)	(849)	75,460	(849)

Other Expense
Interest expense	(268)	-	268	-
Total Other Income	(268)	-	268	-

Loss Before Income Taxes	(75,728)	(849)	75,728	(849)
Provision for income taxes	-	-	-	-

Net Loss	$(75,728)	$(849)	$75,728	$(849)

Other Comprehensive Income (Loss)
Foreign currency translation loss	-	-	-	-
Total Comprehensive Loss	$(75,728)	$(849)	$75,728	$(849)

Basic and Diluted Loss per Common Share	$(0.00)	$(0.00)		$(0.00)
Basic and Diluted Weighted Average Common Shares Outstanding*	53,360,000	10,000,000		63,360,000

* Proforma as adjusted shares are not weighted and are actual shares issued and outstanding.

See notes to the unaudited pro forma combined financial statements

Sharing Services, Inc.

Notes to The Unaudited Pro Forma Combined Financial Statements

On May 23, 2017, Sharing Services, Inc., a Nevada corporation (the “Company”), entered into a Share Exchange Agreement with Total Travel Media, Inc., a Nevada corporation (“TTM”).  On May 23, 2017, there was a Closing of the transaction.  Pursuant to the terms of the Agreement, the Company acquired all of the shares of capital stock of TTM from the holders of such stock, in exchange for the issuance of 10,000,000 newly-issued shares of the Company’s Common Class B Stock, par value $0.0001 per share and 10,000,000 newly-issued shares of the Company’s Series B Preferred Stock, par value $0.0001 per share. Following the Closing Date, TTM will operate as a wholly-owned subsidiary of the Company.

1.  BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheets have been derived from the historical May 22, 2017 balance sheet of TTM after giving effect to the acquisition with the Company. The pro forma balance sheet and statement of operations present this transaction as if they had been consummated as of May 22, 2017, as required under Article 11 of Regulation S-X.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. The pro forma adjustments presented in the pro forma condensed combined balance sheet and statement of operations are described in Note 3— Pro Forma Adjustments.

The unaudited pro forma combined financial information is for illustrative purposes only. These companies may have performed differently had they actually been combined for the periods presented. You should not rely on the pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the merger. Unaudited pro forma financial information and the notes thereof should be read in conjunction with the accompanying historical financial statements of TTM included elsewhere in this report.

2.  ACCOUNTING PERIODS PRESENTED

Certain pro forma adjustments were made to conform TTM’s accounting policies to the Company’s accounting policies as noted below.

The unaudited pro forma condensed combined balance sheet as of May 22, 2017 is presented as if the TTM acquisition had occurred on May 22, 2017, and combines the historical balance sheet of the Company at April 30, 2017 and the historical balance sheet of TTM at May 22, 2017.

The unaudited pro forma condensed combined statement of operations and comprehensive loss of the Company and TTM for the period ended May 22, 2017 are presented as if the acquisition had taken place on May 22, 2017. The pro forma statement of operations for the period ended May 22, 2017 combines the historical results of the Company for the year ended April 30, 2017 and the historical results of TTM for period from inception (May 5, 2017) to May 22, 2017.

3.  PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet and statement of operations and comprehensive loss are as follows:

•

To record 10,000,000 newly-issued shares of Class B Common Stock and 10,000,000 newly-issued shares of Series B Preferred Stock of the Company in exchange for 10,000,000 shares of common stock of TTM.

•

To eliminate the accumulated loss of the Company incurred before the reverse acquisition.